PRESS RELEASE

                                                                        Contact:
                                                                  Todd A. Gipple
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (309) 736-3580

FOR IMMEDIATE RELEASE
January 31, 2002

                               QCR Holdings, Inc.
                    Announces Second Quarter Earnings Results

         QCR Holdings, Inc. (Nasdaq SmallCap: QCRH) today announced earnings for the second fiscal quarter ended December 31, 2001 of $689,000, or basic and diluted earnings per share of $.25 and $.24, respectively. For the same fiscal quarter in 2000, the Company reported earnings of $344,000, or both basic and diluted earnings per share of $.15. Earnings for the six months ended December 31, 2001 were $1.3 million, or basic and diluted earnings per share of $.51 and $.50, respectively, as compared to $1.0 million, or basic and diluted earnings per share of $.44 and $.43, respectively, for the same period in fiscal 2000.

         The Company recognized significant improvements in net interest income for both the quarter and six months ended December 31, 2001 of $841,000 and $1,412,000, respectively, as compared to the same periods one year ago. Gains on sales of real estate loans were the other significant contributor to the improved earnings results as the Company realized increased gains of $600,000 for the quarter and $935,000 for the six months ended December 31, 2001, versus the same periods one year ago.

         "We are pleased with the improved operating results for the quarter and six months ended December 31, 2001," said Doug Hultquist, President and Chief Executive Officer. "We have worked hard to significantly improve our net interest margin during the recent period of unprecedented declines in interest rates. As a result, our net interest margin was 3.76% and 3.70% for the quarter and six months ended December 31, 2001, respectively, as compared to 3.36% for both periods one year ago."

         Michael Bauer, Chairman of the Company and President and Chief Executive Officer of Quad City Bank & Trust added, "The Company was well positioned to take advantage of the significant residential real estate mortgage volume created by the record low mortgage rates in the last half of calendar
2001. While we anticipate that mortgage volumes will decrease in 2002, we believe that we have expanded our share of the residential mortgage market in both the Quad Cities and Cedar Rapids."

         These significant earnings improvements were partially offset by the anticipated start-up losses at the Company's newly chartered bank subsidiary, Cedar Rapids Bank & Trust, and increased loan loss provision expense primarily due to substantial loan growth at the Company's subsidiary banks during the period. Also impacting earnings for both the quarter and six months ended December 31, 2001 were full operating costs associated with Quad City Bank & Trust's fourth full service location that opened in late October of 2000 and continuing legal costs at the Company's subsidiary, Quad City Bancard, related to its arbitration to collect a large customer receivable.

         "We foresee our ongoing start-up expenses at Cedar Rapids Bank & Trust will exceed that location's revenue through the remainder of this fiscal year and into fiscal year 2003. However, these losses to date have been less than expected and the bank's growth has been greater than anticipated," noted Todd Gipple, Executive Vice President and Chief Financial Officer. He added, "We remain very confident that Cedar Rapids Bank & Trust will significantly enhance stockholder value over the long-term."

         The Company's total assets increased 15% to $462.7 million at December 31, 2001 from $400.9 million at June 30, 2001. During the same period, net loans increased by $54.5 million or 19% to $338.1 million from $283.6 million at June 30, 2001. Total deposits increased 14% to $343.9 million at December 31, 2001 from $302.1 million at June 30, 2001. Stockholders' equity rose to $30.3 million at December 31, 2001 as compared to $23.8 million at June 30, 2001.

         "Cedar Rapids Bank & Trust has been a significant contributor to the Company's growth in assets, loans, and deposits since our opening in mid-September of 2001. We experienced rapid growth in our first full quarter of operations and our charter has reached total assets of $34.4 million and loans of $28.6 million as of December 31, 2001," noted Cedar Rapids Bank & Trust President and Chief Executive Officer, Larry Helling. He added, "We continue to experience many new commercial and retail customers moving their banking relationships to us each week, and are very pleased with the market's reaction to our strategy of providing the highest levels of service and a personalized banking relationship."

         QCR Holdings, Inc., headquartered in Moline, Illinois, is a multi-bank holding company which serves the Quad City and Cedar Rapids communities via its wholly owned subsidiaries, Quad City Bank and Trust Company, based in Bettendorf, Iowa, and Cedar Rapids Bank and Trust Company, based in Cedar Rapids, Iowa. Quad City Bank and Trust Company, which commenced operations in 1994, and Cedar Rapids Bank and Trust Company, which commenced operations in 2001, provide full-service commercial and consumer banking and trust and asset management services. The Company also engages in merchant credit card processing through its wholly owned subsidiary, Quad City Bancard, Inc., based in Moline, Illinois.

         This release may contain forward-looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

                               QCR HOLDINGS, INC.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)


                                                         As of
                                         ---------------------------------------
                                         December 31,   June 30,    December 31,
                                            2001         2001           2000
                                         ---------------------------------------
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets .........................   $  462,685    $  400,948    $  394,482
Securities ...........................       66,121        56,710        57,401
Total loans ..........................      342,999       287,865       265,618
Allowance for estimated loan losses ..        4,939         4,248         3,972
Total deposits .......................      343,888       302,155       307,422
Total stockholders' equity ...........       30,299        23,817        21,817
Common shares outstanding ............    2,742,436     2,265,420     2,265,420
Book value per common share ..........   $    11.05    $    10.51    $     9.63
Full time equivalent employees .......          179           167           163
Tier 1 leverage capital ratio ........         9.06%         7.78%         7.61%

                               QCR HOLDINGS, INC.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)


                                                           As of
                                            ------------------------------------
                                            December 31,  June 30,  December 31,
                                                2001        2001       2000
                                            ------------------------------------
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans .........................   $  1,846    $  1,232    $    655
Accruing loans past due 90 days or more ..      1,765         495       1,197
Other real estate owned ..................         47          47          --
Total nonperforming assets ...............      3,658       1,774       1,852

Net charge-offs (For the six months
  ended/fiscal year ended) ...............   $    349    $    259    $    165

Loan mix:
  Commercial .............................   $255,493    $209,889    $187,017
  Real estate ............................     47,335      40,587      41,132
  Installment and other consumer .........     40,171      37,389      37,469
Total loans ..............................    342,999     287,865     265,618

                               QCR HOLDINGS, INC.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)

                                               For the Quarter Ended  For the Six Months Ended
                                                    December 31,          December 31,
                                             -------------------------------------------------
                                                 2001        2000        2001       2000
                                               --------------------------------------------
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income ............................   $  6,895    $  7,265    $ 13,846    $ 14,243
Interest expense ...........................      3,113       4,323       6,634       8,442
Net interest income ........................      3,782       2,942       7,212       5,801
Provision for loan losses ..................        631         344       1,040         520
Noninterest income .........................      2,192       1,415       4,040       2,787
Noninterest expense ........................      4,319       3,466       8,245       6,544
Income tax expense .........................        335         203         630         520
Net income .................................        689         344       1,337       1,004

Earnings per common share (basic) ..........   $   0.25    $   0.15    $   0.51    $   0.44
Earnings per common share (diluted) ........   $   0.24    $   0.15    $   0.50    $   0.43

AVERAGE BALANCES
Assets .....................................   $438,438    $383,659    $426,595    $376,954
Deposits ...................................    323,377     299,110     318,951     294,348
Loans ......................................    324,203     262,105     312,295     254,780
Stockholders' equity .......................     30,381      21,338      27,697      20,911

KEY RATIOS
Return on average assets (annualized) ......       0.63%       0.36%       0.63%       0.53%
Return on average common equity (annualized)       9.07%       6.45%       9.65%       9.60%
Net interest margin ........................       3.76%       3.36%       3.70%       3.36%
Efficiency ratio ...........................      72.25%      79.46%      73.24%      76.03%

                               QCR HOLDINGS, INC.

                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                                  (Unaudited)


                                                     For the Quarter Ended         For the Six Months Ended
                                                            December 31,                December 31,
                                                     -------------------------------------------------------
                                                        2001           2000           2001         2000
                                                     -------------------------------------------------------
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Merchant credit card fees, net of processing costs   $       503   $       428    $     1,022    $       801
Trust department fees ............................           521           512            997          1,017
Deposit service fees .............................           226           169            464            347
Gain on sales of loans, net ......................           771           171          1,233            298
Securities gains (losses), net ...................            --           (23)            (1)           (23)
Other ............................................           172           158            325            348
   Total noninterest income ......................         2,193         1,415          4,040          2,788

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits ...................   $     2,484   $     1,954    $     4,774    $     3,736
Professional and data processing fees ............           412           328            785            592
Advertising and marketing ........................           174           153            287            280
Occupancy and equipment expense ..................           608           498          1,138            918
Stationery and supplies ..........................           131            98            236            171
Postage and telephone ............................           121           100            229            194
Other ............................................           389           335            796            653
   Total noninterest expenses ....................         4,319         3,466          8,245          6,544

WEIGHTED AVERAGE SHARES
Common shares outstanding (a) ....................     2,801,180     2,267,659      2,627,969      2,271,460
Incremental shares from assumed conversion:
    Options ......................................        50,457        39,207         48,560         48,157
Adjusted weighted average shares (b) .............     2,851,637     2,306,866      2,676,529      2,319,617

(a)  Denominator for Basic Earnings Per Share
(b)  Denominator for Diluted Earnings Per Share